Exhibit 99.1

[Graphic Omitted] MARITRANS                                           NEWS
                  TWO HARBOUR PLACE                                   RELEASE
                  302 KNIGHTS RUN AVENUE
                  TAMPA, FL 33602
                  813-209-0600
                  800-922-4596

FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (610) 595-8055



                 MARITRANS REPORTS SECOND QUARTER AND SIX-MONTHS
                    EARNINGS AND DECLARES QUARTERLY DIVIDEND

         TAMPA, FL - August 1, 2005 - Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transport company, today announced its second quarter financial results and declared its quarterly dividend.

THREE-MONTHS AND YEAR-TO-DATE HIGHLIGHTS:
-----------------------------------------
     o   ACHIEVES SECOND CONSECUTIVE QUARTER OF RECORD REVENUE
     o POSTS HIGHEST SIX-MONTH OPERATING INCOME, NET INCOME AND EPS AS PUBLIC COMPANY
     o   EXPANDS FLEET WITH ADDITION OF OIL TANKER
     o   AWARDS CONTRACTS TO REBUILD SEVENTH AND EIGHTH TUG-BARGES IN JULY
     o   RECEIVES DELIVERY OF SIXTH DOUBLE-HULL BARGE; 69% OF FLEET
         OPA-COMPLIANT
     o   FAVORABLY SETTLES DOUBLE-HULL PATENT LAWSUIT
     o RE-ENTERS NORTHEAST BARGE MARKET; ENTERS INTO 18-MONTH TIME CHARTER WITH SUNOCO INC. (R&M)

         Net income for the quarter ended June 30, 2005 was $7.1 million, or $0.83 diluted earnings per share, on revenues of $46.3 million. This compares with net income of $3.1 million, or $0.37 diluted earnings per share, on revenues of $36.7 million for the quarter ended June 30, 2004. Results for the quarter ended June 30, 2005 included $4.0 million received in connection with the settlement of our lawsuit with Penn Maritime, discussed below, which is equivalent to approximately $0.30 diluted earnings per share, net of tax. In the prior year, results for the quarter ended June 30, 2004, included an increase of $0.8 million, or approximately $0.06 diluted earnings per share, net of tax, as a result of the Company's decision to reverse previously recorded insurance reserves that were no longer considered necessary. Operating income for the quarter ended June 30, 2005 was $7.8 million compared to $5.0 million for the quarter ended June 30, 2004.

         The increase in operating income for the quarter ended June 30, 2005 was due to continued strength in both of the Company's primary markets. High refinery utilization by the Company's Delaware River refinery customers continued to drive strong demand for the Company's crude-oil lightering services. During the quarter, the Company also earned strong average daily rates on vessels that it had in the clean product spot market, reflecting the Company's higher proportion of vessels traded in the spot market as compared to prior periods. Additionally, the Company obtained significant increases in rates on its renewed contracts, which led to higher contract revenue despite the Company having fewer vessels on charter compared to the second quarter of 2004.

         On a Time Charter Equivalent ("TCE") basis, a commonly used industry measure where direct voyage costs are deducted from revenue, TCE revenue was $34.7 million for the quarter ended June 30, 2005 compared to $30.3 million for the quarter ended June 30, 2004. TCE revenue is a non-GAAP financial measure and a reconciliation of TCE revenue to revenue calculated in accordance with GAAP is attached hereto.

                                    - MORE -

Maritrans Reports Second Quarter Earnings and Declares Quarterly Dividend
Page 2
August 1, 2005


         During the second quarter of 2005, the Company experienced slightly lower overall utilization than in the second quarter of 2004. Utilization for the second quarter of 2005 was 81.8% compared to 82.5% in the second quarter of 2004 due to increased out of service time related to both the Company's double-hull rebuilding of the M209 as well as the preparation for redeployment of the M192. Operating expenses increased to $38.6 million in the quarter ended June 30, 2005 from $31.8 million in the quarter ended June 30, 2004, primarily because of significantly higher fuel costs compared to the second quarter of 2004. The Company also experienced higher port charges during the current quarter for more West Coast moves through the Panama Canal. Crew expenses and shoreside support expenses also increased operations costs. In the current period, insurance expenses returned to normal levels as compared to the 2004 period during which insurance expenses were lower than normal due to the reversal of previously recorded reserves. The higher operating expenses were partially offset by lower general and administrative costs for the quarter ended June 30, 2005. During the 2005 quarter, general and administrative expenses decreased primarily due to a decrease in employment related fees, litigation expenses and relocation expenses.

         Jonathan Whitworth, Chief Executive Officer of Maritrans, commented, "We are extremely pleased to have drawn upon the strong demand for our vessels to post our second consecutive quarter of record revenues as well as the highest six-month operating income, net income and EPS since our IPO in 1987. These impressive results highlight Maritrans' leadership position within its core markets, the Company's on-going success at optimizing its fleet deployment strategy, as well as its proactive approach of building and operating an OPA compliant fleet."

FLEET AND MARKET REPORT

         Maritrans owns and operates a fleet of 15 units consisting of four oil tankers and 11 oceangoing married tug/barge units. In August 2005, the Company announced that it has entered into a three-year time charter for a single-hull oil tanker. Subject to delivery in the US Gulf and meeting required compliances, the vessel will join the Company's fleet on or about October 1, 2005, and be deployed into the clean products trade. The M/V Seabrook is owned and operated by Seabrook Carriers Inc., a wholly owned subsidiary of Fairfield-Maxwell LTD. of New York.

         While historically the Company has had a majority of its fleet deployed on contract business, in the second half of 2004 the Company made a decision to deploy more of its fleet in the spot market in an effort to take advantage of the higher spot rate environment. The Company expects spot market exposure to be consistent in the remainder of 2005 compared to its exposure in the first half of 2005.

          The stronger spot market in the second quarter of 2005 was driven primarily by the combination of increased demand for the Company's transportation services and reduced supply of Jones Act vessels. During the second quarter, reduced imports, increased activity on the West Coast and general growth in the economy all contributed to increased demand for the Company's services. In addition, two competitor Jones Act vessels in the 160,000 to 400,000 barrel size range either reached their OPA retirement dates or were scrapped in 2004, which resulted in a decrease in supply during the first half of 2005.

         During the second quarter, Maritrans also announced the re-deployment of the double-hull barge M192 from its existing clean products route along the Gulf Coast to the Northeast residual oil market. The M192 entered into an 18-month time charter with Sunoco Inc. (R&M), which will commence later this year.

                                    - MORE -

Maritrans Reports Second Quarter Earnings and Declares Quarterly Dividend
Page 3
August 1, 2005

         Mr. Whitworth added, "During the second quarter, we continued to benefit from our strategy of optimizing our fleet deployment. Our leading position as the largest spot owner in the Jones Act trade combined with our ability to renew contracts at significantly higher rates enabled the Company to take advantage of a robust rate environment. By continuing to strive to achieve an appropriate balance between spot and contract coverage while seeking opportunities to renew contracts at higher rates, we believe we are in an optimal position to benefit from a long-term environment that we expect to be characterized by rising rates and shrinking supply."

DOUBLE-HULL REBUILDING PROGRAM
         Since 1998, Maritrans has been actively engaged in a double-hull rebuilding program aimed at ensuring that the Company's Jones Act fleet is compliant with the U.S. Oil Pollution Act of 1990 ("OPA"). The Company's patented process enables the Company to convert its vessels for significantly less cost than building new vessels. To date, the Company has successfully rebuilt six of its original nine single-hull barges to double-hull structures. As of June 30, 2005, 69% of the Company's fleet capacity was double-hulled, which compares favorably to the Jones Act fleet average of 45%.

         During the second quarter of 2005, the Company made further progress on its rebuilding program by taking delivery of the M209, which is the sixth double-hull barge that the Company has rebuilt using its patented barge rebuilding process. The rebuild included the insertion of a midbody, which increased the vessel's cargo carrying capacity by approximately 30,000 barrels. The rebuilding of the M209 and the tug boat Enterprise cost approximately $27 million and $4.5 million, respectively. The M209 received a CAP1 rating from the American Bureau of Shipping which indicates that the barge meets the standards of a newly built vessel.

         In July 2005, the Company awarded contracts to Tampa Bay Shipbuilding & Repair Company to rebuild their seventh and eighth single-hull barges, the OCEAN 210 and OCEAN 211 to double-hull configurations. The rebuilds are expected to cost approximately $30 million each, and will also include midbody insertions to increase their capacity by approximately 14%. The rebuilds of the OCEAN 210 and OCEAN 211 are expected to be completed in the third quarter of 2006 and the second quarter of 2007, respectively. The Company intends to convert its remaining single-hull barge and continues to evaluate converting its two single-hull tank ships into double-hull vessels or utilizing them in alternate transportation services. The Company estimates that the total cost of its barge rebuilding program will exceed $200 million, of which $114 million had been spent through June 30, 2005.

         Mr. Whitworth concluded, "We continue to make significant progress in achieving our goal of operating a 100% OPA compliant fleet and furthering our double-hull leadership over peers. The re-delivery of our sixth double-hull barge and our plan to rebuild two additional single-hull barges underscores both our commitment and our ability to execute our rebuilding program. Complementing our strong financial results was the initial progress that we made executing our strategic initiatives such as our re-entry into the Northeast and the recent addition of the M/V Seabrook to our fleet. To best serve our stockholders and complement this successful program, we will maintain our focus on seeking financially prudent growth opportunities as we continue to look for ways to take advantage of favorable industry fundamentals and deliver strong results in both the near-term and longer-term."

LITIGATION SETTLEMENT
         In the second quarter the Company agreed to settle its pending lawsuit against Penn Maritime Inc. and Penn Tug & Barge Inc. (together "Penn Maritime") on Maritrans' claims for patent infringement and misappropriation of trade secrets. Penn Maritime agreed to pay Maritrans $4 million to settle all of Maritrans' claims. Penn Maritime agreed that the Court will issue a judgment attesting to the validity of Maritrans' patents for the process of converting single-hull barges to double-hull. Maritrans agreed to give Penn Maritime a license of Maritrans' patent covering all barges presently owned by Penn Maritime.

                                    - MORE -

Maritrans Reports Second Quarter Earnings and Declares Quarterly Dividend
Page 4
August 1, 2005

MANAGEMENT TEAM ADDITION

         In June 2005, Maritrans promoted Norman Gauslow to Vice President of Operations for the Operating Company, from his previous position as Director of Maintenance. Mr. Gauslow joined Maritrans in 2003, and has 35 years of maritime experience both aboard vessels and in senior management positions. Mr. Gauslow graduated from the U.S. Merchant Marine Academy with a degree in Marine Engineering. Commenting on the promotion, Mr. Whitworth stated, "Norm brings a strong mix of skills and experience to our senior management team at Maritrans, and we look forward to him contributing to our long term success."

DIVIDEND
         Maritrans' Board of Directors declared a quarterly dividend of $0.11 per share, payable on August 31, 2005, to shareholders of record on August 17, 2005. The ex-dividend date will be August 15, 2005.

NEW YORK STOCK EXCHANGE
         Maritrans' Board of Directors and Management team will be ringing the closing bell at the New York Stock Exchange on Friday August 5, 2005.

CONFERENCE CALL INFORMATION
         Maritrans' management will host a conference call on August 2, 2005, at 9:00 a.m. eastern time to discuss the Company's second quarter results. To access this call, please dial (800) 633-8615. A replay of the call may be accessed by dialing (800) 633-8284 and providing the reservation number 21253361. The replay will be available from 12:00 p.m. eastern time on August 2, 2005, to 11:59 p.m. eastern time on August 9, 2005. The conference call will also be webcast live on the Company's website, www.maritrans.com and will be available on the website through August 16, 2005.

ABOUT MARITRANS
         Maritrans Inc. is a U.S. based company with a 77-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. With 15 units, Maritrans has the largest fleet in its size category and one of the largest serving the U.S. coastwise trade. The fleet consists of four oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.6 million barrels, of which 69 percent is double-hulled. Maritrans has two primary areas of focus: transporting refined products in the Gulf of Mexico to growth areas such as Florida and supplying Philadelphia area refineries with crude oil lightering from large foreign tankers. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.
                                    - MORE -

Maritrans Reports Second Quarter Earnings and Declares Quarterly Dividend
Page 5
August 1, 2005

SAFE HARBOR STATEMENT
         The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from those expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), the timing and success of our double-hull rebuilding program, demand for petroleum products, future spot market rates, demand for our services, levels of foreign imports, changes in interest rates, the effect of war or terrorist activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general. The Company is under no duty to update any of these forward-looking statements after the date of this release to conform such statements to actual results.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                  ($ THOUSANDS)

                                                                  THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                       JUNE 30,                             JUNE 30,
                                                                   2005            2004                  2005           2004
                                                                  -------        -------               -------        -------
REVENUE                                                           $46,330        $36,747               $89,870        $71,408
VOYAGE COSTS                                                       11,667          6,401                20,596         12,409
                                                                  -------        -------               -------        -------
TIME CHARTER EQUIVALENT                                           $34,663        $30,346               $69,274        $58,999
                                                                  =======        =======               =======        =======

              UNAUDITED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
                     ($ THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                       JUNE 30,                               JUNE 30,
                                                                   2005           2004                  2005            2004
                                                                  -------        -------               -------         -------
REVENUE                                                           $46,330        $36,747               $89,870         $71,408
OPERATIONS EXPENSE
   OPERATIONS                                                      13,575         11,766                26,689          24,345
   VOYAGE COSTS                                                    11,667          6,401                20,596          12,409
MAINTENANCE EXPENSE                                                 5,166          5,186                10,091          10,485
GENERAL AND ADMINISTRATIVE EXPENSE                                  2,423          3,120                 7,809           5,537
DEPRECIATION AND AMORTIZATION EXPENSE                               5,719          5,277                11,215          10,469
GAIN ON SALE OF ASSETS                                                 --             --                   647              --
OPERATING INCOME                                                    7,780          4,997                14,117           8,163
OTHER INCOME                                                        4,152            330                 4,259             428
INTEREST EXPENSE                                                     (733)          (348)               (1,421)           (753)
PRE-TAX INCOME                                                     11,199          4,979                16,955           7,838
INCOME TAX (BENEFIT) PROVISION                                      4,088          1,867                 6,189           2,939
                                                                  -------        -------               -------         -------
NET INCOME                                                        $ 7,111        $ 3,112               $10,766         $ 4,899
                                                                  =======        =======               =======         =======

DILUTED EARNINGS PER SHARE                                        $  0.83        $  0.37               $  1.26         $  0.58
DILUTED SHARES OUTSTANDING                                          8,571          8,402                 8,545           8,413
CAPITAL EXPENDITURES                                              $ 6,030        $ 6,958               $14,004         $19,599

UTILIZATION OF CALENDAR DAYS                                         81.8%          82.5%                 81.8%           81.2%
BARRELS CARRIED (IN MILLIONS)                                        44.4           44.4                  89.6            87.3
AVAILABLE DAYS                                                      1,203          1,232                 2,392           2,418

                                    - MORE -

Maritrans Reports Second Quarter Earnings and Declares Quarterly Dividend
Page 6
August 1, 2005


           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
                                  ($ THOUSANDS)
                                  -------------

                                                                                          JUNE 30, 2005          DECEMBER 31, 2004
                                                                                          -------------          -----------------
CASH AND CASH EQUIVALENTS                                                                      $ 18,831               $  6,347
OTHER CURRENT ASSETS                                                                             31,936                 30,207
NET VESSELS AND EQUIPMENT                                                                       194,713                191,924
OTHER ASSETS                                                                                      3,178                  3,305
                                                                                               --------               --------
TOTAL ASSETS                                                                                   $248,658               $231,783
                                                                                               ========               ========

CURRENT PORTION OF DEBT                                                                        $  3,863               $  3,756
TOTAL OTHER CURRENT LIABILITIES                                                                  25,796                 19,002
LONG-TERM DEBT                                                                                   57,414                 59,373
DEFERRED SHIPYARD COSTS AND OTHER                                                                23,882                 21,244
DEFERRED INCOME TAXES                                                                            35,721                 36,004
STOCKHOLDERS' EQUITY                                                                            101,982                 92,404
                                                                                               --------               --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $248,658               $231,783
                                                                                               ========               ========

      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
                                  ($ THOUSANDS)
                                  -------------

                                                                                                SIX MONTHS ENDED JUNE 30,
                                                                                                 2005               2004
                                                                                              ----------          ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME                                                                                    $   10,766         $   4,899
DEPRECIATION AND AMORTIZATION                                                                     11,215            10,469
OTHER                                                                                              7,554             2,343
                                                                                              ----------         ---------
TOTAL ADJUSTMENTS TO NET INCOME                                                                   18,769            12,812
                                                                                              ----------         ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                                                     29,535            17,711

NET CASH USED IN INVESTING ACTIVITIES                                                            (13,357)          (12,264)
                                                                                              ----------         ---------

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                                               (3,694)            3,011
                                                                                              ----------         ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                         12,484             8,458
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                   6,347             3,614
                                                                                              ----------         ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                    $   18,831         $  12,072
                                                                                              ==========         =========

                                    - MORE -

Maritrans Reports Second Quarter Earnings and Declares Quarterly Dividend
Page 7
August 1, 2005


                               REBUILDING SCHEDULE

                                                                     DOUBLE-HULL
        BARGES            CAPACITY IN BARRELS     DOUBLE-HULL      REDELIVERY DATE    MARRIED TUGBOAT       HORSEPOWER
        ------            -------------------     -----------      ---------------    ---------------       ----------
MARITRANS 400                   380,000                YES                #           CONSTITUTION             11,000
MARITRANS 300                   265,000                YES                #           LIBERTY                   7,000
M 254                           250,000                YES               2002         INTREPID                  6,000
M 252                           250,000                YES               2002         NAVIGATOR                 6,000
M 244                           245,000                YES               2000         SEAFARER                  6,000
OCEAN 215                       210,000                NO                 +           FREEDOM                   6,000
OCEAN 211                       207,000                NO                2Q07         INDEPENDENCE              6,000
OCEAN 210                       207,000                NO                3Q06         COLUMBIA                  6,000
M 214^                          214,000                YES               2004         HONOUR                    6,000
M 209^                          209,000                YES               2005         ENTERPRISE                6,000
M 192                           175,000                YES               1998         VALOUR                    6,000

OIL TANKERS               CAPACITY IN BARRELS      DOUBLE-HULL
-----------               -------------------      -----------
ALLEGIANCE                      252,000                NO                 +
PERSEVERANCE                    252,000                NO                 +


INTEGRITY                       265,000                YES                #
DILIGENCE                       265,000                YES                #
SEABROOK                        230,000                NO                 C

    # These vessels were originally built with double-hulls.

    ^ Completion of the double-hull rebuild includes a 30,000 barrel mid-body insertion.

    + A decision to rebuild has not yet been made.

    C    Chartered in from Seabrook Carriers Inc.